Exhibit 99.3

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE PROVISIONS OF ANY APPLICABLE STATE SECURITIES LAWS, BUT HAS BEEN ACQUIRED BY THE HOLDER HEREOF FOR PURPOSES OF INVESTMENT AND IN RELIANCE OF STATUTORY EXEMPTIONS UNDER THE ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS PROMISSORY NOTE MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER PROVISIONS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN THE CASE OF AN EXEMPTION, ONLY IF THE MAKER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE MAKER THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION OF THIS PROMISSORY NOTE UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

OXIS INTERNATIONAL, INC.

June , 2004	New York, New York
$1,200,000

7% SECURED PROMISSORY NOTE

OXIS INTERNATIONAL, INC., a Delaware corporation with an address at 6040 N. Cutter Circle, Suite 317, Portland, Oregon 97217 (the “Maker”), for value received, hereby promises to pay to AXONYX INC. (the “Holder”) on the earliest of (a) June     , 2005 or (b) the receipt by the Maker, in one or more private equity or convertible debt offerings, of an aggregate amount of at least $2,000,000 in net proceeds from one or more equity or convertible debt offerings of the Maker (the “Private Equity Placement”). The date in which this Promissory Note is payable is hereinafter referred to as the “Maturity Date.” Principal and interest shall be payable on the Maturity Date in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts to the Holder at the office of the Maker as hereinafter set forth.

1. Transfers of Note to Comply with the Act

The Holder agrees that this Promissory Note may not be sold, transferred, pledged, hypothecated or otherwise disposed of except to a person to whom the Promissory Note may legally be transferred without registration and without delivery of a current prospectus under the Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section 1 with respect to any resale or other disposition of the Promissory Note.

2. Prepayment

Maker may prepay all or any part of the principal sum from time to time without penalty at its sole discretion, provided that any such principal prepayment shall be accompanied by all interest then accrued.

3. Interest

Interest on this Promissory Note shall accrue at the rate of 7% per annum and shall be payable quarterly commencing June 30, 2004.

4. Events of Default and Remedies

The entire unpaid principal sum and all accrued interest shall become immediately due and payable, without notice or demand or upon notice from Holder, upon the occurrence of any one or more of the following events of default (“Events of Default”):

(a) Maker shall fail to make payment of principal when due;

(b) Maker shall fail to make payment of interest when due, provided that Maker shall have ten (10) business days to make such payment upon notice from Holder than such payment of interest is due and outstanding;

(c) Maker shall breach any of its obligations set forth in that certain Security Agreement or Loan Agreement each entered into on the date hereof between Maker and Holder, and such breach shall not be cured within any applicable cure period.

5. Miscellaneous

No delay on the part of Holder in exercising any option, power or right shall constitute a waiver thereof.

In the event this Promissory Note is turned over to an attorney for collection, Maker agrees to pay all costs of collection, including reasonable attorneys’ fees, which amounts may, at Holder’s option, be added to the principal sum hereof.

No recourse under or upon any obligation, covenant or agreement of this Promissory Note, or for any claim based thereon or in respect thereof, shall be had against any principal, or against any past, present, or future member, manager or economic interest holder as such, of Maker or of any incorporator, stockholder, officer or director of any successor corporation, either directly or through Maker; it being expressly agreed that this Promissory Note and the obligations hereunder are solely organizational obligations of Maker and any successor corporation.

This Promissory Note shall be governed as to validity, interpretation, construction, effect and in all other respects by the laws and decisions of the State of New York, as applied to agreements entered into and wholly performed within such State. Maker, and any endorsers, sureties and guarantors, agree that the state courts located in the State of New York shall have subject matter jurisdiction to entertain any action brought to enforce or collect upon this Promissory Note and, by execution hereof, voluntarily submit to personal jurisdiction of such courts; provided, however such jurisdiction shall not be exclusive and, at its option, Holder may commence such action in any other court which otherwise has jurisdiction.

Maker waives service of process upon it and consents that all service of process may be made by certified mail (return receipt requested) directed to it, and service so shall be completed ten (10) business days after the same shall have been deposited in the United States mail. Notice hereunder must be given as set forth in the Loan Agreement.

Maker waives demand for payment, presentment for payment, notice of nonpayment or dishonor, protest and notice of protest, and agrees to any extension of time of payment and partial payments before, at or after maturity. No renewal or extension of this Promissory Note, no release or surrender of any security for this Promissory Note, no release of any person liable hereon, no delay in the enforcement hereof and no delay or omission in exercising any right or power hereunder shall affect the liability of Maker. No delay or omission by Holder in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude any or full exercise thereof or the exercise of any other right or power. Each legal holder hereof shall have and may exercise all the rights and powers given to Holder herein. This Promissory Note may not be changed or terminated orally.

The execution and delivery of this Promissory Note has been authorized by the Board of Directors of the Maker.

This Promissory Note shall be binding upon the successors and assigns of Maker and more to the benefit of the Holder and its successors, endorses and assigns. If any term or provision of this Promissory Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

IN WITNESS WHEREOF, Maker has duly executed this Promissory Note on the date first above written.

OXIS INTERNATIONAL, INC.

By:	SPECIMEN
Ray R. Rogers
Chairman and Chief Executive Officer

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